Exhibit 99.2

News release for immediate release
Contact information:
Brendan Dawal, Vice President, Investor Relations
217-670-8766 | investorrelations@horacemann.com

Horace Mann announces preliminary results for second-quarter and full-year 2024 guidance revision
P&C profitability restoration and sales growth momentum underscore continued confidence in reaching a 10% return on equity in 2025

SPRINGFIELD, Ill., July 25, 2024 – Horace Mann Educators Corporation (NYSE:HMN) today announced it expects full-year 2024 core EPS in the range of $2.40 to $2.70, including second-quarter core EPS in the range of $0.18 to $0.20. The second-quarter results and full-year guidance revision is largely due to lower-than-expected net investment income, primarily from valuation adjustments in the company’s commercial mortgage loan fund portfolio.
“We continue to make progress toward our objective of a double-digit return on equity in 2025 through executing on our multi-year Property & Casualty restoration strategy and driving profitable growth across the business,” said Horace Mann President and CEO Marita Zuraitis. “In the second quarter, we saw double-digit sales growth in our auto, property, life, worksite direct and employer-sponsored business lines. Notably, P&C sales increased more than 30%, which provides strong momentum entering the back-to-school season.
“Our $7 billion investment portfolio continues to benefit from a higher interest rate environment, with new money yields in the core portfolio exceeding book yield by 163 basis points at the end of the second quarter,” Zuraitis continued. “In the first half of 2024, we recorded lower-than-expected income in the Life & Retirement segment due to mark-to-market valuation adjustments on several commercial mortgage loan funds. These valuation adjustments occur on a one-quarter lag and have not impacted cash returns, which are performing in line with expectations with cash yields of about 7.5%. However, as a result, we expect second-quarter Life & Retirement segment earnings comparable to first quarter, and full-year earnings in the range of $50 to $56 million.”
Property & Casualty segment earnings guidance was narrowed slightly to a range of $36 million to $39 million. Second-quarter catastrophe losses are expected to be between $40 million to $42 million, pretax, or approximately 23 points on the combined ratio. Second-quarter catastrophe losses typically account for about half of the company’s full-year catastrophe load.
The company expects a net Property & Casualty reserve release of $5 million to $6 million of favorable prior year development, the majority of which is related to auto liability and physical damage claims from accident year 2023.
In addition, as a result of continued lower-than-expected benefits utilization realized in the second quarter, the company has increased its full-year estimate for earnings in the Supplemental & Group Benefits segment to the range of $49 million to $52 million.
Second-quarter 2024 financial results to be announced on August 7
Horace Mann plans to release its second-quarter 2024 results on Wednesday, August 7, after the market closes. Management will host a conference call to discuss the financial results on Thursday, August 8 at 9:00 a.m. Eastern Time. Investors can access the call webcast via the Events page of the company’s investor site or by dialing 844-735-3325. For the webcast, please log on to the site several minutes in advance to register and download any required audio software. On-demand replay will be available later that day.

Safe Harbor Statement and Non-GAAP Measures
Certain statements included in this news release, including those regarding our earnings outlook, expected catastrophe losses, our investment strategies, our plans to implement additional rate actions, our plans relating to share repurchases and dividends, our efforts to enhance customer experience and expand our products and solutions to more educators, our strategies to create sustainable long-term growth and double-digit ROEs, our strategy to achieve a larger share of the education market, and other business strategies, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Horace Mann and its subsidiaries. Horace Mann cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond Horace Mann’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements included in this document. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Information” sections included in Horace Mann’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC). The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Horace Mann does not undertake to update any particular forward-looking statement included in this document if we later become aware that such statement is not likely to be achieved.
Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the United States of America (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to Horace Mann’s SEC filings.
About Horace Mann
Horace Mann Educators Corporation is the largest multiline financial services company focused on helping America’s educators and others who serve the community achieve lifelong financial success. The company offers individual and group insurance and financial solutions tailored to the needs of the educator community. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.

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